Exhibit 99.1

Waters Corporation Appoints Dan Brennan and Mark Vergnano to Board of Directors

MILFORD, Mass.—November 23, 2022— Waters Corporation (NYSE:WAT) today announced the appointment of Dan Brennan and Mark Vergnano, to its Board of Directors, effective November 23, 2022. Mr. Brennan currently serves as Executive Vice President and Chief Financial Officer of Boston Scientific Corporation, a global medical device company, and Mr. Vergnano is the former Chairman, President and Chief Executive Officer of The Chemours Company, a chemistry company.

“Dan and Mark are outstanding leaders whose decades of experience in the medical device and chemistry industries will add tremendous value as Waters continues to execute its exciting growth strategy,” said Dr. Flemming Ornskov, Chairman of the Board. “These appointments follow a robust search and build on the work we have done to refresh our Board, with five individuals joining over the last five years. We look forward to benefitting from Mark’s and Dan’s financial and operational expertise.”

“With a reinvigorated innovation engine and growth initiatives that continue to gain traction, we are excited to welcome two new directors to our Board whose expertise will support our strong and growing momentum,” said Dr. Udit Batra, CEO and President, Waters Corporation. “Both Dan and Mark are experienced board members who have overseen highly dynamic companies and I am looking forward to collaborating with them. Dan brings two decades of finance leadership at Boston Scientific, where he oversaw successful margin and revenue growth initiatives. Mark brings deep operational expertise having led global sciences companies through transformations and significant periods of growth.”

“I am honored to join the Board of Waters, which has a strong reputation for innovation and leadership in life sciences,” said Mr. Brennan.

“Waters has undertaken a comprehensive and impressive transformation to position the Company for growth, and I am excited to contribute to the Board at this important time,” said Mr. Vergnano.

The addition of Mr. Brennan and Mr. Vergnano is part of the Board’s ongoing refreshment process. With these appointments, the Board will expand to nine members, eight of whom are independent and five of whom have been appointed in the last five years.

In his current role as Executive Vice President and Chief Financial Officer of Boston Scientific Corporation, Mr. Brennan is responsible for several company functions, including global controllership, global internal audit, corporate finance, treasury, corporate tax, investor relations, and corporate business development. Prior to that, he was the company’s Senior Vice President and Corporate Controller and held other roles of increasing responsibility within finance. He holds a B.S. in Finance and Investments and an M.B.A from Babson College and is also a certified public accountant.

Mr. Vergnano currently serves as a Partner at Sea Shell Partners. He previously served as the Chairman, President and Chief Executive Officer of The Chemours Company. Prior to that, he held roles of increasing responsibility at E.I. Dupont De Nemours & Company, culminating in his role as Executive Vice President. Mr. Vergnano received a B.S. from the University of Connecticut and an M.B.A. from Virginia Commonwealth University. He currently serves on the Board of Johnson Controls International.

Additional Resources

•	See list of the Waters Board of Directors

•	Connect with Waters via Twitter, Facebook and LinkedIn

About Waters Corporation (www.waters.com)

Waters Corporation (NYSE:WAT), a global leader in analytical instruments and software, has pioneered chromatography, mass spectrometry, and thermal analysis innovations serving the life, materials, and food sciences for more than 60 years. With more than 7,800 employees worldwide, Waters operates directly in more than 35 countries, including 14 manufacturing facilities, and with products available in more than 100 countries.

Waters is a trademark of Waters Corporation.

Media Contact:

Kevin Kempskie

Senior Director, Public Relations

Waters Corporation

Kevin_Kempskie@waters.com

+1-508-482-2814

Investor Contact:

Caspar Tudor

Director, Investor Relations

Waters Corporation

investor_relations@waters.com

+1 508-482-2429